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                   DISTRIBUTION AND SHAREHOLDER SERVICE PLAN

            This Plan (the "Plan") constitutes the distribution and shareholder service plan of Pacific Capital Funds, a Massachusetts business trust (the "Trust"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). The Plan relates to those investment portfolios ("Funds") identified on Appendix A hereto as amended from time to time (the "Distribution Plan Funds").

            Section 1. Each Distribution Plan Fund shall pay to the distributor (the "Distributor") of the Retain Class of the Trust's units of beneficial interest (the "Shares"), a fee in an amount not to exceed on an annual basis 0.75% of the average daily net asset value of such Fund attributable to the Shares of such Fund (the "Distribution Fee") to compensate or reimburse the Distributor for the following: (a) payments the Distributor makes to banks and other institutions and industry professionals, such as broker/dealers, including the Adviser, Distributor and their affiliates or subsidiaries (collectively referred to as "Participating Organization(s)"), pursuant to an agreement in connection with providing sales and/or administrative support services to the holders of a Fund's Shares; or (b) payments to financial institutions and industry professional (such as insurance companies, investment counselors, and the Distributor's affiliates and subsidiaries) in consideration for the distribution services provided and expenses assumed in connection with distribution assistance, including but not limited to printing and distributing Prospectuses to persons other than current Retail Class Shareholders of a Fund, printing and distributing advertising and sales literature and reports to Retail Class Shareholders used in connection with the sale of a Fund's Shares, and personnel and communication equipment used in servicing shareholder accounts and prospective Retail Class Shareholder inquires.

            Section 2. The Distribution Fee shall be paid by the Distribution Plan Funds to the Distributor only to compensate or to reimburse the Distributor for payments or expenses incurred pursuant to Section 1. Notwithstanding anything herein to the contrary, the Distribution Plan Funds shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

            Section 3. The Plan shall not take effect with respect to a Distribution Plan Fund until it has been approved by a vote of at least a majority of the outstanding voting securities of the Retail Class of such Fund.

            Section 4. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on the Plan or such agreement.


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            Section 5. The Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Section 4.

            Section 6. Any person authorized to direct the disposition of monies paid or payable by the Distribution Plan Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

            Section 7. The Plan may be terminated at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Retail Class of such Fund.

            Section 8. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

                  (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Retail Class of Distribution Plan Fund, on not more than 60 days' written notice to any other party to the agreement; and

                  (b) That such agreement shall terminate automatically in the event of its assignment.

            Section 9. The Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in
Section 4.

            Section 10. As used in the Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Adopted:    September 16, 1993



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                          Dated: As of October 29, 1993

                                   Appendix A
                                     to the
                    Distribution and Shareholder Service Plan
                        between Pacific Capital Funds and
                    The Winsbury Company Limited Partnership


           Name of Distribution Plan Fund
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U.S. Treasury Securities Fund
Short Intermediate U.S. Treasury Securities Fund
Diversified Fixed Income Fund
Tax-Free Short Intermediate Securities Fund
Tax-Free Securities Fund
Growth Stock Fund
Balanced Fund
Income Stock Fund


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